Exhibit 99.1

CHECKERS DRIVE-IN RESTAURANTS, INC.

4300 West Cypress Street, Suite 600 * Tampa, FL 33607 * (813) 283-7000 * (813) 283-7001

NEWS RELEASE

FOR IMMEDIATE RELEASE

CHECKERS DRIVE-IN RESTAURANTS, INC.

REPORTS THIRD QUARTER 2003 RESULTS

TAMPA, FL., October 16, 2003 — Checkers Drive-In Restaurants, Inc. (NASDAQ: CHKR) today announced its financial results for the third quarter ended September 8, 2003.

Highlights for the third quarter 2003 compared to the same period last year were as follows:

* EPS of $0.20 per share meets top end of guidance

* Franchise-owned same store sales increase 0.7%

* Company-owned same store sales increase 3.2%

Highlights for first three quarters of fiscal 2003 compared to fiscal 2002 were as follows:

* Total revenues increased year to date approximately 5.2% to $132.1 million

* Diluted earnings per share year to date increased approximately 27% to $0.76

Third quarter 2003 results

Total revenues including franchise royalty and fee income increased 1.4% to $43.0 million for the quarter ended September 8, 2003 as compared to $42.4 million in the same three-month period ended September 9, 2002. During the quarter, Company-owned restaurants revenue increased 1.5% to $39.4 million, compared to $38.8 million in 2002. The increase in revenues was primarily due to improved same store sales of 3.2% slightly offset by 11 fewer restaurants in operation year over year. Company-owned same store sales results for the quarter benefited from improved execution at the store level and an increase in average ticket driven by effective up-selling.

Franchise royalty revenue increased 2.8% to $3.6 million, with 1 fewer franchised unit relative to the same quarter last year. Franchisee same store sales increased 0.7% year-over-year. Franchise sales are not consolidated in the sales revenues of the Company. The Company receives a royalty based upon franchise sales and this royalty is presented on the income statement as franchise royalty revenue.

The Company produced net income of $2.5 million compared to net income of $2.7 million in the same period last year and diluted earnings per share remained flat at $0.20 in the quarter.

As noted above, the Company operated 11 fewer stores in this year’s quarter versus the beginning of the third quarter in 2002 with 7 under-performing stores being closed and 5 stores being transferred to franchisees plus a new Company store opened in New Orleans at the beginning of this year’s third quarter. Checkers expects to open an additional 7 to 10 restaurants system-wide during the fourth quarter of 2003. For the full fiscal year ended December 29, 2003, Checkers will have opened approximately 14 to 17 new stores, with 11 to 13 being franchised and three to four being Company owned.

Keith Sirois, Checkers Drive-In Restaurants, Inc.’s Chief Executive Officer and President, stated, “We are pleased with our third quarter performance, particularly given the elevated competition in the QSR category for the quarter and the fact that Checkers operated eleven fewer stores year over year. I believe we can continue to post solid same store sales gains and further leverage our general and administrative and marketing infrastructure going forward. Both Company owned stores and franchisees should benefit.”

First three quarters fiscal 2003 results

Total revenues including franchise royalty and fee income increased to $132.1 million for the first nine periods ended September 8, 2003 as compared to $125.5 million for the same period ended September 9, 2002. For the first nine periods of fiscal 2003, Company owned stores generated revenues of $121.3 million in 2003 versus $115.0 million in 2002 as year-over-year same store sales increased 7.3%.

During the first nine periods of fiscal 2003, franchise royalty revenues increased to $10.6 million from $10.3 million a year ago. The increase in royalties during the quarter was driven partially by a 1.4% increase in year-over-year franchise-owned same store sales.

For the first nine periods of fiscal 2003, Checkers Drive-In Restaurants, Inc. reported net income of $9.8 million or a $0.76 per diluted share compared to net income of $8.0 million, or $0.60 per diluted share in 2002.

For the first nine periods ended September 8, 2003, restaurant EBITDA margins, defined as Company-owned restaurant sales less restaurant level operating expenses, excluding restaurant depreciation and amortization, increased approximately 0.9% to 18.5% as compared to the same period a year ago.

“Mr. Sirois concluded, “Checkers/Rally’s remains focused on improving execution as we deliver high quality, adult food. As we look to 2004, we will focus on prudent expansion, continued improvement of same store sales and enhance our balance sheet.”

About Checkers Drive-In Restaurants, Inc.

Checkers is headquartered in Tampa, Florida. For more information about the Company, please visit www.checkers.com.

To access the quarterly call discussing the Company’s financial results for the third quarter ended September 8, 2003 on Thursday, October 16, 2003 at 5:00 p.m. Eastern Time. You may do so over CCBN’s Investor Distribution Network. Individual investors can listen to the call at www.companyboardroom.com. and institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents — www.streetevents.com. The discussion can also be listened to live, toll free by calling 1-800-915-4836 or accessed at Checkers Drive-In Restaurants, Inc.’s web site at www.checkers.com.

Contacts:
Investor Relations	Media Relations:
Brad Cohen	Kim Francis
Integrated Corporate Relations, Inc.	MARC Public Relations
(203) 222-9013 ext. 238	(412) 562-1186

Except for historical information, this announcement contains “forward- looking” and “Safe Harbor” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. These forward-looking and Safe Harbor statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Factors that can cause actual results to materially differ include, but are not limited to: the uncertainties associated with litigation; increased advertising, promotions and discounting by competitors which may adversely affect sales; the ability of the Company and its franchisees to open new restaurants and operate new and existing restaurants profitability; increases in food, labor, utilities, employee benefits and similar costs; economic and political conditions where the Company or its franchisees operate; and new product and concept developments by food industry competitors. Further information regarding factors that could affect the Company’s financial and other results is included in the Company’s Forms 10Q and 10K, filed with the Securities and Exchange Commission.

CHECKERS DRIVE-IN RESTAURANTS, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME

(Dollars in thousands except per share amounts)

(UNAUDITED)

	Quarter Ended		Three Quarters Ended
	September 8, 2003	September 9, 2002	September 8, 2003	September 9, 2002

REVENUES:
Restaurant sales	$39,405	$38,816	$121,284	$114,964
Franchise royalty revenue	3,584	3,485	10,607	10,287
Franchise fees and other income	17	103	201	278

Total revenues	$43,006	$42,404	$132,092	$125,529

COSTS AND EXPENSES:
Restaurant food and paper costs	12,397	12,040	38,109	35,211
Restaurant labor costs	12,355	12,093	36,903	35,784
Restaurant occupancy expenses	2,805	2,651	8,642	8,109
Restaurant depreciation and amortization	1,360	1,559	3,951	4,166
Other restaurant operating expenses	5,422	5,219	15,219	15,640
General and administrative expenses	2,928	2,598	9,772	8,405
Advertising	2,819	2,690	7,820	7,013
Bad debt expense	51	23	267	223
Non-cash compensation	—	23	46	69
Other depreciation and amortization	192	156	568	463
Impairment of long lived assets	131	429	196	921
Restaurant retirement costs	(123)	449	(91)	867
Gain on sale of assets	(186)	(609)	(449)	(712)

Total costs and expenses	40,151	39,321	120,953	116,159

Operating income	2,855	3,083	11,139	9,370
OTHER INCOME (EXPENSE):
Interest income	260	317	795	1,032
Interest expense	(553)	(705)	(1,892)	(2,349)

Income before minority interests, income tax expense and cumulative effect of a change in accounting principle	2,562	2,695	10,042	8,053
Minority interests in operations of joint ventures	(54)	(9)	(91)	(38)

Income before income tax expense and cumulative effect of a change in accounting principle	2,508	2,686	9,951	8,015
Income tax expense	—	—	66	—

Income before cumulative effect of a change in accounting principle	2,508	2,686	9,885	8,015
Cumulative effect of a change in accounting principle—net of income tax effect	—	—	(51)	—

Net income	$2,508	$2,686	$9,834	$8,015

Comprehensive income	$2,508	$2,686	$9,834	$8,015

Basic net earnings per share	$0.21	$0.22	$0.82	$0.68

Diluted net earnings per share	$0.20	$0.20	$0.76	$0.60

Weighted average number of common shares outstanding:
Basic	11,871	12,289	12,048	11,714
Diluted	12,827	13,530	12,872	13,361

CHECKERS DRIVE-IN RESTAURANTS, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(UNAUDITED)

	September 8, 2003	December 30, 2002
Current Assets:
Cash and cash equivalents	$11,917	$14,323
Restricted cash	4,141	3,821
Accounts, notes and leases receivable, net	2,995	2,667
Inventory	1,169	1,026
Prepaid expenses and other current assets	1,421	2,309
Property and equipment held for sale	1,132	1,619

Total current assets	22,775	25,765
Property and equipment, net	47,021	43,145
Notes receivable, net—less current portion	4,073	3,926
Leases receivable, net—less current portion	5,482	5,810
Intangible assets, net	44,534	44,728
Other assets, net	1,559	1,661

	$125,444	$125,035

Current Liabilities:
Current maturities of long-term debt and obligations under capital leases	$3,257	$3,243
Accounts payable	4,327	6,243
Reserves for restaurant relocations and abandoned sites	1,067	1,446
Accrued wages and benefits	2,619	2,353
Accrued liabilities	6,100	7,194

Total current liabilities	17,370	20,479
Long-term debt, less current maturities	20,382	21,684
Obligations under capital leases, less current maturities	5,269	6,057
Long-term reserves for restaurant relocations and abandoned sites	5,218	6,282
Minority interests in joint ventures	131	123
Deferred revenue	4,433	4,900
Other long-term liabilities	5,163	4,981

Total liabilities	57,966	64,506
Stockholders’ Equity:
Preferred stock, $.001 par value, authorized 2,000,000 shares, none issued at September 8, 2003 and December 30, 2002	—	—
Common stock, $.001 par value, authorized 175,000,000 shares, issued 12,707,103 at September 8, 2003 and 12,317,601 at December 30, 2002	13	12
Additional paid-in capital	146,845	145,678
Accumulated deficit	(74,820)	(84,629)

	72,038	61,061
Less: Treasury stock, 637,431 shares at September 8, 2003 and 48,242 shares at December 30, 2002, at cost	(4,560)	(465)
Note receivable—officer	—	(67)

Total stockholders’ equity	67,478	60,529

	$125,444	$125,035

CHECKERS DRIVE-IN RESTAURANTS, INC.

AND SUBSIDIARIES

RESTAURANT EBITDA

(Dollars in thousands)

(UNAUDITED)

	Quarter Ended		Three Quarters Ended
	Sept 8, 2003	Sept 9, 2002	Sept 8, 2003	Sept 9, 2002
Net income	$2,508	$2,686	$9,834	$8,015
Interest expense	553	705	1,892	2,349
Interest income	(260)	(317)	(795)	(1,032)
Income tax expense	—	—	66	—
Restaurant depreciation and amortization	1,360	1,559	3,951	4,166
Other depreciation and amortization	192	156	568	463

EBITDA	4,353	4,789	15,516	13,961

LESS: NON-RESTAURANT REVENUES
Franchise royalty revenue	3,584	3,485	10,607	10,287
Franchise fees and other income	17	103	201	278

	3,601	3,588	10,808	10,565

ADD: NON-RESTAURANT EXPENSES
General and administrative	2,928	2,598	9,772	8,405
Advertising	2,819	2,690	7,820	7,013
Bad debt expense	51	23	267	223
Non-cash compensation	—	23	46	69
Impairment of long lived assets	131	429	196	921
Restaurant retirement costs	(123)	449	(91)	867
Gain on sale of assets	(186)	(609)	(449)	(712)
Minority interests in operations of joint ventures	54	9	91	38
Cumulative effect of a change in accounting principle—net of income tax effect	—	—	51	—

	5,674	5,612	17,703	16,824

RESTAURANT EBITDA	$6,426	$6,813	$22,411	$20,220
RESTAURANT EBITDA AS A PERCENTAGE OF SALES	16.3%	17.6%	18.5%	17.6%

CHECKERS DRIVE-IN RESTAURANTS, INC.

AND SUBSIDIARIES

RESTAURANTS OPERATING IN THE SYSTEM FOR THE QUARTERS ENDED

	Dec. 31, 2001	March 25, 2002	June 17, 2002	Sept. 9, 2002	Dec. 30, 2002	March 24, 2003	June 16, 2003	Sept. 8, 2003
Company-operated:
Beginning of quarter	236	235	255	253	248	248	242	242
Openings/transfers in	1	23	2	—	—	—	—	1
Closings/transfers out	(2)	(3)	(4)	(5)	—	(6)	—	(1)

End of quarter	235	255	253	248	248	242	242	242

Franchise:
Beginning of quarter	606	586	540	541	541	536	536	539
Openings/transfers in	5	—	3	7	3	2	4	2
Closings/transfers out	(25)	(46)	(2)	(7)	(8)	(2)	(1)	(1)

End of quarter	586	540	541	541	536	536	539	540

	821	795	794	789	784	778	781	782